Exhibit 99.1

Hawthorn Bancshares Reports First Quarter Earnings and Dividends

LEE’S SUMMIT, Mo. — May 16, 2011 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended March 31. The Company also announced a 4% stock dividend and continuation of its quarterly $0.05 per share cash dividend payable July 1, 2011 to common shareholders of record June 15, 2011.

Net income for the quarter was $1.0 million, compared to $0.5 million for the first quarter of 2010. After deducting dividends of $0.5 million on the preferred stock issued to the U.S. Treasury under the Capital Purchase Program, Hawthorn earned $0.10 per diluted common share for the three months ending March 31, 2011, versus $0.00 for the first quarter of 2010. For the quarter, the annualized return on average common equity was 2.56% and the annualized return on average assets was 0.32% compared with 0.02% and 0.16%, respectively, for the same period in 2010.

Cash and Stock Common Dividend
The Board of Directors approved a quarterly cash dividend of $0.05 per common share, payable July 1, 2011 to shareholders of record at the close of business on June 15, 2011. The current cash dividend rate is consistent with prior quarter. The Board also approved a special stock dividend of 4% payable July 1, 2011 to common shareholders of record at the close of business on June 15, 2011.

Regarding approval of the cash and stock dividends, Chairman David T. Turner said, “As with every quarter, profitability trends and capital levels are evaluated to determine if a dividend is warranted. Earnings levels have improved over prior quarter and our capital account continues to far exceed regulatory requirements for ‘well capitalized’ banks. We are pleased with the trend in performance and want to continue our long record of paying cash dividends.”

Operating Results
Net Interest Income
Net interest income for the quarter ended March 31, 2011 increased 1.6% to $10.5 million from $10.3 million for the same period in 2010. The increase is attributed to continued strengthening of the Company’s net interest margin which increased from 3.61% at March 31, 2010 to 3.84% for the first quarter of 2011. The net interest margin for the full year 2010 was 3.78%. In commenting on growth in the margin, Chairman David T. Turner said “With non-performing assets of $65.8 million, there is significant downward pressure on asset yields. However, lower funding costs for the company more than outpaced declining asset yields; thereby, resulting in a net improvement in the company’s margin.”

Non-Interest Income and Expense
Non-interest income for the three months ended March 31, 2011 was $2.1 million compared to $2.0 million for the same period in 2010. Non-interest expense for the three months ended March 31, 2011 was $9.4 million compared to $9.1 million for first quarter 2010. The increase is largely attributed to a $0.2 million increase in consulting fees.

Loan Loss Reserve
Hawthorn’s level of non-performing loans decreased to 5.77% of total loans at March 31, 2011, from 6.44% at March 31, 2010 and 6.27% at year-end 2010. Improvement in the level of non-performing loans is due in part to charge-offs taken on fully reserved loans totaling $2.0 million. Net charge-offs for the quarter which included the aforementioned fully reserved loans were $3.9 million compared to $2.6 million for the first quarter of 2010. As a result, the Company provided an additional $1.8 million to the allowance for loan losses for the first quarter of 2011, compared to $2.5 million for the same period in 2010. Total charge-offs for first quarter 2011 exceeded the provision for losses during the same period because no additional provision was necessary for losses realized on the fully reserved loans.

The total allowance for loan losses at March 31, 2011 was $12.4 million, or 1.42% of outstanding loans and 24.60% of non-performing loans as of March 31, 2011. At December 31, 2010, the total allowance for loan losses was $14.6 million, or 1.62% of outstanding loans and 25.87% of non-performing loans. The decline in the loan loss reserve coverage ratio is attributed primarily to the charge-off of fully reserved loans totaling $2 million. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at March 31, 2011 is sufficient to cover probable incurred credit losses.

In commenting on asset quality, Mr. Turner said, “The elevated level of non-performing loans, while improving, is still not satisfactory. Although 94.23% of our loan customers are paying as agreed, the remaining 5.77% are delinquent and thus have an adverse effect on the Company’s performance through both the loss of interest revenue and increased servicing and credit costs. Efforts to return non-performing assets to an earning asset status are evident in the volume of assets acquired via foreclosure.”

Financial Condition
Comparing March 31, 2011 balances with December 31, 2010, total assets remained stable at $1.2 billion. Continued soft loan demand resulted in loans, net of allowance for loan losses, decreasing 2.5% to $862.1 million. With low loan demand, the Company’s next highest yielding asset category is investment securities which increased 21.5% to $217.5 million. Cash & due from banks decreased 25.5% to $37.9 million. Total deposits increased 2.0% to $966.0 million. During the same period, stockholders’ equity increased 0.5% to $101.9 million or 8.5% of total assets. At 17.29% and 11.12% of total assets, total risk based and leverage capital ratios far exceed regulatory requirements.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	March 31, 2011	December 31, 2010

Loans, net of allowance for loan losses	$862,079,077	$883,907,596
Investment securities	217,542,201	178,977,550
Total assets	1,204,547,240	1,200,172,204
Deposits	966,025,719	946,662,656
Common stockholders’ equity	72,985,193	72,647,069
Total stockholders’ equity	101,945,554	101,488,311
	Three Months	Three Months
Statement of income information:	Ended March 31, 2011	Ended March 31, 2010

Total interest income	13,582,676	14,873,021
Total interest expense	3,102,140	4,561,987

Net interest income	10,480,536	10,311,034
Provision for loan losses	1,750,002	2,505,000
Noninterest income	2,052,080	2,005,456
Noninterest expense	9,377,724	9,130,746

Pre-tax income	1,404,890	680,744
Income taxes	451,273	186,976

Net income	953,617	493,768
Dividends & accretion on preferred stock issued to U.S. Treasury	488,902	488,902

Net income available to common shareholders	464,715	4,866

Earnings Per Common Share:
Basic:	$0.10	—
Diluted:	$0.10	—
Key financial ratios:	March 31, 2011	December 31, 2010

Return on average assets	0.32%	(0.29)%
Return on average common equity	2.56%	(6.86)%
Allowance for loan losses to total loans	1.42%	1.62%
Nonperforming loans to total loans	5.77%	6.27%
Nonperforming assets to loans and foreclosed assets	7.40%	7.71%
Allowance for loan losses to nonperforming loans	24.60%	25.87%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.